Humana Inc.
500 West Main Street
P.O. Box 1498
Louisville, KY 40201-1498
http://www.humana.com

n e w s r e l e a s e

FOR MORE INFORMATION, CONTACT:

Tom Noland
Humana Corporate Communications
Phone: 502-580-3674
E-MAIL:  tnoland@humana.com

Humana Names James E. Murray Chief Operating Officer

LOUISVILLE, KY. - February 28, 2006 - Humana Inc. (NYSE:HUM) announced today that James E. Murray has been appointed the company's chief operating officer. In his new role, Murray will integrate all of the company's operations and products under a single senior leader, including senior products, commercial sales and market operations, service, information technology, clinical operations and Humana Military (TRICARE).

Murray, 52, was previously the company's chief operating officer for market and business segment operations. He will continue to report to President and Chief Executive Officer Michael B. McCallister.

"Jim brings an unequaled level of competencies and experience to this important new role - including finance, service operations, sales and market segment operations," McCallister said. "I'm confident that the integration of our key business functions under Jim will create a consumer experience that will be unsurpassed in our industry."

Murray has held a variety of senior leadership positions since joining Humana as vice president of finance in 1989. He was promoted to vice president and chief financial officer in 1997 with responsibility for public and statutory reporting, investor relations, operating unit budget management and evaluation of acquisition opportunities. Most recently, in his role as chief operating officer for market and business segment operations, he had responsibility for all sales, underwriting, specialty products, network management and market management functions.

Murray is a certified public accountant who was a partner with Coopers & Lybrand, now PricewaterhouseCoopers LLP, before joining Humana. He is a graduate of the University of Dayton in Dayton, Ohio.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 9 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 45-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at http://www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

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